Exhibit 99.1

ETHAN ALLEN REPORTS FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2017 RESULTS

DANBURY, CT – July 26, 2017 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2017 fourth quarter and full fiscal year ended June 30, 2017. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Summary Financial Information for Fourth Fiscal Quarter Ended June 30, 2017:

●	Cash returned to stockholders totaled $12.2 million in share repurchases and dividends.

●	Consolidated net sales of $194.9 million, compared to $205.7 in the previous year.

●

Operating margin of 9.5%, compared to previous year of 12.5%; adjusted operating margin of 9.5%, compared to previous year of 12.3%. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●

Diluted earnings per share (“EPS”) of $0.42 compared to previous year of $0.60; adjusted EPS of $0.42 compared to previous year adjusted EPS of $0.57 when adjusted EPS increased 32.6%. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

Summary Financial Information for the Fiscal Year Ended June 30, 2017:

●	Cash returned to stockholders totaled $30.2 million in share repurchases and dividends.

●	Consolidated net sales of $763.4 million, compared to $794.2 million in previous fiscal year.

●	Operating margin of 7.6% and adjusted operating margin of 8.5% compared to 11.2% and 10.9% respectively in previous fiscal year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	EPS of $1.29 compared to previous year of $2.00; adjusted EPS of $1.45 compared to $1.92 in the previous fiscal year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

Farooq Kathwari, Chairman and CEO, stated, “As we stated in our preliminary release of July, 17, 2017 prior to our Investor Meeting, fiscal 2017 was a ‘year of action’ where we completed many initiatives and also launched major new initiatives. As we enter fiscal 2018 we are well positioned to grow with refreshed and relevant product offerings, a strong North American manufacturing, logistics and retail network, investments in technology, increased advertising and expanded marketing channels.”

Mr. Kathwari concluded, “The fourth quarter retail written orders were up 1.9% over the prior year, with strong May and June orders ending the fiscal year on a positive note. So far in July, written orders have continued a strong positive trend and we remain cautiously optimistic.”

FISCAL 2017 FOURTH QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the three months ended June 30, 2017 were $194.9 which decreased 5.2% compared to $205.7 in the comparable prior year period.

Gross profit was $108.4 million for the three months ended June 30, 2017 compared to $115.8 million and gross margin was 55.6% compared to 56.3% in the comparable prior year period. Gross margin remained strong despite lower delivered sales. The primary reason for lower gross profit was the sales decrease. In addition, retail sales as a percent of total consolidated sales decreased to 78.6% from 79.5% decreasing our consolidated gross margin due to mix.

Operating expenses for the three months ended June 30, 2017 were $89.8 million or 46.1% of sales compared to $90.0 million or 43.8% of sales in the comparable prior year period. Variable costs were lower on reduced sales, and there was a reduction in incentive compensation. These were partly offset by advertising costs, which increased in the current quarter by 27.5% over the prior year quarter.

Operating income for the three months ended June 30, 2017 was $18.6 million or 9.5% of sales compared to $25.8 million or 12.5% of sales in the comparable prior year period. Adjusted operating income for the three months ended June 30, 2017 was $18.6 million or 9.5% of sales compared to $25.2 million or 12.3% of sales in the comparable prior year period when adjusted operating income increased 27.0%. The lower operating income and margin in the current quarter was driven primarily by reduced sales and increased advertising expenses in the current quarter, partly offset by reduced incentive compensation expense in the current quarter. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income was $11.7 million or $0.42 per diluted share for the three months ended June 30, 2017 and $16.8 million or $0.60 per diluted share in the prior year comparable period. Adjusted net income was $11.6 million or $0.42 per diluted share for the three months ended June 30, 2017 and $16.0 million or $0.57 per diluted share in the prior year comparable period when adjusted EPS increased 32.6%. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended June 30, 2017 were $153.2 million compared to $163.6 million in the prior year comparable period, a decrease of 6.4% compared to the prior year. Comparative net sales were $147.7 million compared to $162.7 million in the prior year period. Comparable design centers are those which have been operating for at least 15 months, including relocated design centers provided the original and relocated design center location had been operating for at least 15 months on a combined basis.

Total written orders for the retail division for the fourth quarter of fiscal 2017 were up 1.9% compared to the same prior year period, and comparable Design Center written orders were down 1.0% over the same period.

Operating income was $5.3 million for the three months ended June 30, 2017, a decrease of $2.1 million from $7.5 million over the same prior year period. The lower operating income in the current quarter was driven primarily by the decrease in sales.

Wholesale Segment

Net sales of $114.3 million compared to $127.4 million in the prior year quarter, with decreased sales to our retail and independent dealers in the United States, partly offset by an increase in international sales.

Operating income of $13.1 million compared to $18.4 million in the prior year quarter. The current year was impacted by increased advertising and lower sales by retail.

FISCAL 2017 YEAR-TO-DATE FINANCIAL RESULTS:

Net sales for the fiscal year ended June 30, 2017 were $763.4 million, a decrease of 3.9% compared to $794.2 million.

Gross profit was $419.7 million for the fiscal year ended June 30, 2017 compared to $442.2 million and gross margin was 55.0%, compared to 55.7%. Adjusted gross margin was 55.8% compared to 55.7% in the comparable prior year period. The reduction in net sales reduced gross profit, along with a $6.4 million third quarter charge for write-down of inventory. Partially offsetting these factors were an increase in retail sales mix, and a decrease in cost of goods sold due to the net release of intercompany profit previously held in ending inventory. Retail sales accounted for 79.1% of sales in the current year compared to 78.9% in the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Operating expenses for the fiscal year ended June 30, 2017 were $361.8 million or 47.4% of sales compared to $353.1 million or 44.5% of sales in the comparable prior year period. The increase in fiscal year 2017 expenses is primarily due to increased advertising costs, a loss on disposal of real estate in fiscal 2017 compared to a gain on real estate sales in the prior fiscal year, and an increase in retail occupancy expense associated with a net increase of five design centers, partly offset by a reduction in incentive compensation.

Operating income for the fiscal year ended June 30, 2017 was $58.0 million or 7.6% of sales compared to $89.2 million or 11.2% of sales in the comparable prior year period. Adjusted operating margin of 8.5% compared to 10.9% in the prior year. Adjusted operating income for the fiscal year ended June 30, 2017 was $65.0 million compared to $87.0 million for the prior fiscal year when adjusted operating income increased 23.4%. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income of $36.2 million compared to $56.6 million, and excluding special items, adjusted net income of $40.6 million compared to $54.4 million. Earnings per diluted of $1.29 compared to $2.00, and excluding special items, adjusted EPS of $1.45 compared to $1.92. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $14.3 million decreased $27.5 million from June 30, 2016 due to scheduled repayments, and a $25.0 million payment to reduce the carrying costs on our revolving credit facility.

Total cash and securities, including restricted cash, of $65.0 million increased $4.6 million from June 30, 2016, despite paying down $25.0 million on debt, $10.2 million to repurchase our stock, and $20.0 million in dividends. Our cash provided by operating activities increased to $78.6 million from $58.4 million, and working capital decreased $8.2 million during the same period.

Inventories of $149.5 million decreased by $12.8 million from June 30, 2016, primarily from our inventory write down of $6.4 million.

Capital expenditures, including acquisitions, were $18.3 million fiscal year to date at June 30, 2017 compared to $23.1 million for the same prior year period. We completed our expansion in Mexico this fiscal year, adding 300,000 square feet to our existing upholstery manufacturing plant.

Dividends and share repurchases; During the year ended June 30, 2017, we paid $20.0 million of dividends, a 20.3% increase over the prior fiscal year.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, July 26 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728591. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, ”adjusted net income”, ”adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2016, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	06/30/17	06/30/16	06/30/17	06/30/16
Net sales	$194.9	$205.7	$763.4	$794.2
Gross margin	55.6%	56.3%	55.0%	55.7%
Adjusted gross margin *	55.6%	56.3%	55.8%	55.7%
Operating margin	9.5%	12.5%	7.6%	11.2%
Adjusted operating margin *	9.5%	12.3%	8.5%	10.9%
Net income	$11.7	$16.8	$36.2	$56.6
Adjusted net income *	$11.6	$16.0	$40.6	$54.4
Operating cash flow	$24.9	$19.8	$78.6	$58.4
Capital expenditures	$2.5	$9.1	$17.6	$23.0
Acquisitions	$0.7	$0.2	$0.7	$0.2
Company stock repurchases (trade date)	$6.9	$0.0	$10.2	$19.3

EBITDA	$23.6	$30.6	$77.8	$108.5
EBITDA as % of net sales	12.1%	14.9%	10.2%	13.7%

Adjusted EBITDA *	$23.6	$30.1	$84.9	$106.3
Adjusted EBITDA as % of net sales *	12.1%	14.6%	11.1%	13.4%

Selected Financial Data by Business Segment:

	Three Months Ended		Twelve Months Ended
	06/30/17	06/30/16	06/30/17	06/30/16
Retail
Net sales	$153.2	$163.6	$603.7	$626.5
Operating margin	3.5%	4.6%	0.2%	2.6%
Adjusted operating margin *	3.5%	4.2%	1.3%	2.3%

Wholesale
Net sales	$114.3	$127.4	$453.3	$491.5
Operating margin	11.5%	14.4%	11.8%	15.1%
Adjusted operating margin *	11.5%	14.4%	12.3%	15.1%

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Twelve Months Ended

	06/30/17	06/30/16	06/30/17	06/30/16
Net sales	$194,925	$205,693	$763,385	$794,202
Cost of sales	86,528	89,905	343,662	351,966
Gross profit	108,397	115,788	419,723	442,236
Selling, general and administrative expenses	89,798	90,025	361,773	353,057
Operating income	18,599	25,763	57,950	89,179
Interest and other income	20	71	268	395
Interest expense	274	151	1,223	1,618
Income before income taxes	18,345	25,683	56,995	87,956
Income tax expense	6,662	8,905	20,801	31,319
Net income	$11,683	$16,778	$36,194	$56,637

Basic earnings per common share:
Net income per basic share	$0.42	$0.60	$1.31	$2.02
Basic weighted average shares outstanding	27,633	27,745	27,679	28,072

Diluted earnings per common share:
Net income per diluted share	$0.42	$0.60	$1.29	$2.00
Diluted weighted average shares outstanding	27,938	28,023	27,958	28,324

Comprehensive income:
Net income	$11,683	$16,778	$36,194	$56,637
Other comprehensive income
Currency translation adjustment	928	(979)	715	(2,208)
Other	6	7	(14)	27
Other comprehensive income (loss) net of tax	934	(972)	701	(2,181)
Comprehensive income	$12,617	$15,806	$36,895	$54,456

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	June 30,	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$57,701	$52,659
Accounts receivable, net	12,293	9,467
Inventories	149,483	162,323
Prepaid expenses & other current assets	23,621	23,755
Total current assets	243,098	248,204

Property, plant and equipment, net	270,198	273,615
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,330	7,820
Other assets	2,468	2,642

Total Assets	$568,222	$577,409
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	2,731	3,001
Customer deposits	62,960	60,958
Accounts payable	16,961	15,437
Accrued expenses & other current liabilities	43,793	43,951
Total current liabilities	126,445	123,347

Long-term debt	11,608	38,837
Other long-term liabilities	29,273	23,023
Total liabilities	167,326	185,207
Shareholders' equity:
Common stock	490	489
Additional paid-in-capital	377,550	374,972
Less: Treasury stock	-635,179	-624,932
Retained earnings	661,976	646,315
Accumulated other comprehensive income	-4,131	-4,846
Total Ethan Allen Interiors Inc. shareholders' equity	400,706	391,998
Noncontrolling interests	190	204
Total shareholders' equity	400,896	392,202
Total Liabilities and Shareholders' Equity	$568,222	$577,409

Ethan Allen Interiors Inc.

Design Center Activity

Fourth Quarter Fiscal 2017

Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	155	146	301
Additions (includes Relocations) (1)	1	1	2
Closings (includes Relocations) (1)	0	0	0
Transfers	(1)	1	0
Balance at end of period	155	148	303

United States	48	142	190
International	107	6	113

(1) Relocations in additions & closing	0	0	0

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Twelve Months Ended June 30, 2017 and 2016

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Income / Earnings Per Share
Net income	$11,683	$16,778	$36,194	$56,637
Adjustments net of related tax effects *	0	-351	4,451	-1,407
Normalized income tax effects *	-34	-469	-2	-785
Adjusted net income	$11,649	$15,958	$40,643	$54,445
Diluted weighted average shares outstanding	27,938	28,023	27,958	28,324
Earnings per diluted share	$0.42	$0.60	$1.29	$2.00
Adjusted earnings per diluted share	$0.42	$0.57	$1.45	$1.92

Consolidated Gross Profit / Gross Margin
Gross profit	$108,397	$115,788	$419,723	$442,236
Add: adjustments *	0	0	6,394	0
Adjusted gross profit *	$108,397	$115,788	$426,117	$442,236

Net sales	$194,925	$205,693	$763,385	$794,202
Gross margin	55.6%	56.3%	55.0%	55.7%
Adjusted gross margin *	55.6%	56.3%	55.8%	55.7%

Consolidated Operating Income / Operating Margin
Operating income	$18,599	$25,763	$57,950	$89,179
Add: adjustments *	0	-552	7,010	-2,216
Adjusted operating income *	$18,599	$25,211	$64,960	$86,963

Net sales	$194,925	$205,693	$763,385	$794,202
Operating margin	9.5%	12.5%	7.6%	11.2%
Adjusted operating margin *	9.5%	12.3%	8.5%	10.9%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$13,106	$18,371	$53,505	$74,412
Add: adjustments *	0	0	2,241	0
Adjusted wholesale operating income *	$13,106	$18,371	$55,746	$74,412
Wholesale net sales	$114,250	$127,435	$453,326	$491,467
Wholesale operating margin	11.5%	14.4%	11.8%	15.1%
Adjusted wholesale operating margin *	11.5%	14.4%	12.3%	15.1%
Retail Operating Income / Operating Margin
Retail operating income	$5,347	$7,492	$1,198	$16,450
Add: adjustments *	0	-552	6,541	-2,216
Adjusted retail operating income *	$5,347	$6,940	$7,739	$14,234
Retail net sales	$153,182	$163,594	$603,677	$626,511
Retail operating margin	3.5%	4.6%	0.2%	2.6%
Adjusted retail operating margin *	3.5%	4.2%	1.3%	2.3%

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Twelve Months Ended June 30, 2017 and 2016

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
EBITDA
Net income	$11,683	$16,778	$36,194	$56,637
Add: interest expense, net	128	219	732	1,168
income tax expense	6,662	8,905	20,801	31,319
depreciation and amortization	5,092	4,722	20,115	19,353
EBITDA	$23,565	$30,624	$77,842	$108,477
Net sales	$194,925	$205,693	$763,385	$794,202
EBITDA as % of net sales	12.1%	14.9%	10.2%	13.7%

EBITDA	$23,565	$30,624	$77,842	$108,477
Add: adjustments *	0	-552	7,010	-2,216
Adjusted EBITDA	$23,565	$30,072	$84,852	$106,261
Net sales	$194,925	$205,693	$763,385	$794,202
Adjusted EBITDA as % of net sales	12.1%	14.6%	11.1%	13.4%

* Adjustments consist of the following:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjustments net of related income tax effects:
Real estate losses (gains)	$0	$-595	$616	$-2,419
Inventory write-down	0	0	6,394	0
Restructuring charges	0	43	0	203
	0	(552)	7,010	(2,216)
Related tax effects	0	201	-2,559	809
Adjustments net of related income tax effects	$0	$-351	$4,451	$-1,407

Related tax effects are calculated using a normalized tax rate of 36.5%